Exhibit 2.01

AGREEMENT AND PLAN OF MERGER TO REDOMICILE

This AGREEMENT AND PLAN OF MERGER TO REDOMICILE ("AGREEMENT") dated as of December 30, 2016, is made and entered into by and between AMMO, Inc., a Delaware corporation ("PARENT") and Retrospettiva, Inc., a California corporation ("RTRO").

WHEREAS:

A. RTRO is a corporation organized and existing under the laws of California; and

B. PARENT is a corporation organized and existing under the laws of Delaware; and

C.  RTRO and PARENT and their respective Boards of Directors deem it advisable and to the advantage, for the welfare and in the best interests of the corporations and their respective stockholders to redomiciled and reincorporate RTRO with and into PARENT pursuant to the provisions of California Corporation Law ("CCL") and the Delaware General Corporation Law ("DGCL") upon the terms and conditions set forth in this Agreement; and

NOW THEREFORE, in  consideration  of the premises,  the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged,  the parties hereto agree that RTRO shall be reincorporated into PARENT by way of merger (the "MERGER") upon the terms and conditions set forth below.

ARTICLE 1
PRINCIPAL TERMS OF THE MERGER/REDOMICILE

1.1              MERGER/REDOMICLE

On the Effective Date (as defined in Section 4.1 below), RTRO shall be redomiciled into PARENT and the separate existence of RTRO shall cease.   PARENT shall be  the  surviving  corporation  (sometimes  hereinafter referred to as the "SURVIVING CORPORATION") in the Merger and shall operate under  the name  "AMMO, Inc." by  virtue  of,  and shall be governed by, the laws of Delaware.  The address of the registered office of the Surviving Corporation in Delaware will be 113 Barksdale Professional Center, Newark, New Castle, DE, 19711, and the registered agent in charge thereof shall be Delaware Intercorp, Inc.

1.2              CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

The certificate of incorporation  of the Surviving Corporation  shall be the certificate of  incorporation of PARENT as in effect on the date  hereof  without  change  unless  and until  amended  in accordance with applicable law.

1.3              BYLAWS OF THE SURVIVING CORPORATION

The bylaws of the Surviving Corporation shall be the bylaws of PARENT as in effect on the date hereof without change unless and until amended or repealed in accordance with applicable law.

1.4              DIRECTORS AND OFFICERS
At the Effective  Date of the Merger,  the directors and officers of RTRO in office at the  Effective  Date of the Merger shall become the  directors and  officers,  respectively,  of the Surviving  Corporation,  each of such directors and officers to hold office, subject to the applicable provisions  of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL,  until his or her successor is duly elected or appointed and qualified.

ARTICLE 2
CONVERSION, CERTIFICATES AND PLANS

2.1              CONVERSION OF SHARES

At the Effective Date of the Merger, each of the following transactions shall be deemed to occur simultaneously:

 (a)  COMMON STOCK.  RTRO is effectuating a 1 for 25 reverse-split of the common stock and each share of RTRO's common stock, zero par value per share ("RTRO STOCK"), issued and outstanding immediately before the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of the Surviving Corporation's common stock, $0.001 par value per share on a post reverse split basis (the "SURVIVING CORPORATION STOCK").

(b)  PREFERRED STOCK.  Each share of RTRO's preferred stock, zero par value per share ("RTRO PREFERRED STOCK"), issued and outstanding immediately before the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of the Surviving Corporation's preferred stock, $0.001 par value per share (the "SURVIVING CORPORATION PREFERRED STOCK").

(c)  OTHER RIGHTS.  Any other right,  by contract or otherwise,  to acquire shares of RTRO Stock  outstanding  immediately  before the Effective Date of the Merger  shall,  by virtue of the Merger  and  without  any action on the part of the holder thereof, be converted into and become a right to acquire, upon the same terms and conditions,  the number of shares of Surviving  Corporation  Stock that is equal to the number of shares of RTRO Stock that the right  holder would have  received had the right holder exercised such right in full  immediately  before the Effective  Date of the  Merger  (whether  or not such  right  was then exercisable)  and the  exercise  price per share under each such right shall be equal to the exercise price per share thereunder  immediately before the Effective Date of the Merger,  unless otherwise provided in the agreement granting such right.

(d)     OTC MARKET EXCHANGE.  Our common stock is listed on the OTC Pink Sheets and will continue to be listed on the OTC Pink Sheets after the reincorporation.  Following the Merger, each share of common stock of RTRO will be automatically converted into one share of common stock of PARENT Delaware. RTRO stock certificates will be deemed automatically to represent an equal number of shares of PARENT Delaware common stock. Following the reincorporation, previously outstanding RTRO California stock certificates may be delivered in effecting sales through a broker, or otherwise, of shares of PARENT Delaware stock. IT WILL NOT BE NECESSARY FOR SHAREHOLDERS TO EXCHANGE THEIR EXISTING RTRO STOCK CERTIFICATES FOR STOCK CERTIFICATES OF PARENT DELAWARE.

2.2              STOCK CERTIFICATES

After  the  Effective  Date of the  Merger,  each  certificate  theretofore representing issued and outstanding shares of RTRO Stock will thereafter be  deemed to  represent  the same  number of shares of the same  class and series  of  capital stock of PARENT.  The holders of outstanding certificates theretofore representing RTRO Stock will not be required to surrender such certificate to RTRO or the Surviving Corporation.

2.3           EMPLOYEE BENEFIT AND COMPENSATION PLANS

At the Effective Date of the Merger, each employee benefit plan,  incentive compensation  plan and other  similar plans to which RTRO is then a party  shall  be  assumed  by,  and  continue  to be the plan  of,  the  Surviving Corporation.   To  the  extent  any  employee   benefit   plan,   incentive  compensation plan or other similar plan of RTRO provides for the issuance or purchase of, or otherwise relates to, RTRO Stock,  after the Effective Date of the Merger such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Surviving Corporation Stock.

ARTICLE 3
TRANSFER AND CONVEYANCE OF ASSETS
AND ASSUMPTION OF LIABILITIES

3.1             EFFECTS OF THE MERGER

At the Effective Date of the Merger, the Merger shall have the effects specified in the CCL, the DGCL and this Agreement.  Without  limiting the generality of the foregoing,  and subject thereto, at the Effective Date of the Merger  the  Surviving  Corporation  shall  possess  all  the  rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all the  restrictions,  disabilities  and duties of each of the parties to this Agreement; the rights,  privileges,  powers and franchises of RTRO and PARENT,  and all property,  real, personal and mixed,  and all debts  due to each of them on  whatever  account,  shall be vested in the Surviving Corporation;  and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter  the property of the Surviving  Corporation,  as they were of the respective constituent entities,  and the title to any real estate, whether by deed otherwise  vested in RTRO and PARENT or either of them,  shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors  and all liens upon any  property of the parties  hereto shall be preserved  unimpaired,  and  all  debts,  liabilities  and  duties  of  the respective  constituent  entities shall thenceforth attach to the Surviving Corporation  and may be  enforced  against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

3.2             ADDITIONAL ACTIONS

If, at any time  after the  Effective  Date of the Merger,  the Surviving Corporation  shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise,  in the Surviving Corporation, title to and  possession of any property or right of RTRO  acquired or to be acquired by reason of, or as a result of, the Merger,  or (b) otherwise to carry out the purposes of this Agreement, RTRO and its proper officers and directors shall be deemed to have granted to the Surviving  Corporation an  irrevocable  power of  attorney  to execute and deliver all such proper deeds,  assignments  and  assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights  in the  Surviving  Corporation and otherwise  to carry out the purposes  of this Agreement.  The proper officers and directors of the Surviving Corporation are fully authorized in the name of RTRO or otherwise to take any and all such action.

ARTICLE 4
APPROVAL BY STOCKHOLDERS;
AMENDMENT; EFFECTIVE DATE

4.1            APPROVAL

This Agreement and the Merger contemplated hereby are subject to approval by the requisite consent of the Board of Directors and, if necessary, vote of stockholders in accordance with the CCL, specifically Title 1, Chapter 12, Sections 1200(e) and 1201(b), and the DGCL, specifically Title 8, Chapter 1, Section 252, and compliance with the requirements of law, including the securities laws of the United States.  As promptly as practicable  after approval of this Agreement by  stockholders  in accordance  with  applicable  law, duly authorized  officers  of the  respective  parties  shall  make and  execute Certificate  of Merger  and a  Certificate of Merger  and  shall  cause  such documents  to be filed  with the  Secretary of State of California  and the Secretary of State of Delaware,  respectively,  in accordance with the laws of California and Delaware and with applicable U.S. federal securities  laws. The effective date ("EFFECTIVE DATE") of the Merger shall be the date and time on and at which the Merger becomes  effective under the laws of California or the date and time on and at which the Merger becomes effective under the laws of Delaware, whichever occurs later.

4.2            AMENDMENTS

The Board of  Directors  of RTRO  may amend  this  Agreement  at any time before the  Effective  Date,  provided,  however, the stockholders  of RTRO shall not (a) alter or change the  amount or kind of shares to be  received in exchange for or on conversion of all or any of the shares of RTRO Stock,  (b) alter or change any term of the certificate of incorporation of PARENT or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would  adversely affect the holders of RTRO Stock.

ARTICLE 5
MISCELLANEOUS

5.1             TERMINATION

This  Agreement  may be  terminated  and the Merger abandoned at any time before the filing of this  Agreement with the Secretary of State of California and the Secretary of State of Delaware, whether before or after stockholder approval of this  Agreement,  by the consent of the Boards of  Directors of RTRO and PARENT.

5.2             COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument.

5.3             DESCRIPTIVE HEADINGS

The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

5.4             GOVERNING LAW

This Agreement shall be construed in accordance with the laws of Delaware, except to the extent the laws of California shall apply to the Merger where mandated by the CCL.

IN WITNESS WHEREOF,  the  undersigned  Officers of each of the parties to this Agreement,  pursuant  to  authority  duly  given by their  respective  Boards of Directors,  have caused this Agreement to be duly executed on the date set forth above.

RTRO:

RETROSPETTIVA, INC.
A CALIFORNIA CORPORATION

Per:   /s/ Fred W. Wagenhals
     Authorized Signatory

THE PARENT:

AMMO, INC.
A DELAWARE CORPORATION

Per:   /s/ Fred W. Wagenhals
     Authorized Signatory

4